Exhibit 15.1
August 9, 2011
CA, Inc.
One CA Plaza
Islandia, New York 11749

Re:	Registration Statement on Form S-8 to be filed on or about August 9, 2011.
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 22, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York